                                  Exhibit 12.1
                             Nevada Power Company
               Computation of Ratios of Earnings to Fixed Charges
                                 (in thousands)


                                     Three Months Ended
                                         March 31,                          Year Ended December 31,
                                    --------------------    --------------------------------------------------------
                                       1999       1998        1998        1997        1996        1995       1994
EARNINGS:
  Net income                       $ 81,220     $ 81,582    $ 83,673    $ 83,216    $ 78,868    $ 76,971    $ 81,870
  Taxes on Income                    44,150       44,345      45,471      45,224      44,970      37,790      44,716
                                   ---------    --------    --------    --------    --------    --------    --------
  Net Income Before Income Taxes    125,370      125,927     129,144     128,440     123,838     114,761     126,586
  Fixed Charges                      89,512       77,259      86,937      72,780      64,509      62,273      60,042
                                   ---------    --------    --------    --------    --------    --------    --------
      Total                        $214,882     $203,186    $216,081    $201,220    $188,347    $177,034    $186,628
                                   ---------    --------    --------    --------    --------    --------    --------
                                   ---------    --------    --------    --------    --------    --------    --------

FIXED CHARGES:
  Interest Charges                 $ 88,700     $ 76,211    $ 85,805    $ 71,798    $ 63,548    $ 61,466    $ 58,839
  One-third Annual Rentals              812        1,048       1,132         982         961         807       1,203
                                   ---------    --------    --------    --------    --------    --------    --------
      Total                        $ 89,512     $ 77,259    $ 86,937    $ 72,780    $ 64,509    $ 62,273    $ 60,042
                                   ---------    --------    --------    --------    --------    --------    --------
                                   ---------    --------    --------    --------    --------    --------    --------

12 MONTHS RATIO OF EARNINGS
  TO FIXED CHARGES                     2.40         2.63        2.49        2.76        2.92        2.84        3.11
